Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-176241, 333-162122, 333-134014, 333-132008, 333-124900, 333-118647, 333-118646, 333-99337, 333-68387, 333-48969, 333-35193 and 333-24621 on Form S-8 and Registration Statement Nos. 333-142960, 333-141311 and 333-02788 on Form S-3 of our reports dated February 28, 2014, relating to the consolidated financial statements and the financial statement schedule of Health Net, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this annual report on Form 10K for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
February 28, 2014